UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2009

TERRESTAR CORPORATION
(Exact Name of Registrant as Specified in the Charter)

Delaware	001-33546	93-0976127
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12010 Sunset Hills Road, 9th Floor Reston, VA	20190
(Address of principal executive offices)	(Zip Code)

(703) 483-7800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On January 16, 2009, TerreStar Networks Inc. (“TerreStar”), a majority-owned subsidiary of TerreStar Corporation (the “Company”), entered into a master agreement (the “Agreement”) with Trio 2 General Partnership (“Trio”) and certain other parties, pursuant to which, subject to the satisfaction of a number of conditions, including the receipt of necessary governmental approvals from Industry Canada and obtaining certain third party consents, Trio (through a wholly-owned subsidiary) will purchase the 66 ⅔% voting equity stake in TerreStar Networks Holdings (Canada) Inc. (“TerreStar Canada Holdings”) currently held by 4371585 Canada Inc., a wholly-owned subsidiary of BCE Inc. (collectively, “BCE”). Trio and TerreStar will enter into a series of agreements that will be materially similar to the existing agreements with BCE relating to TerreStar Canada Holdings and TerreStar Networks (Canada) Inc. (“TerreStar Canada”). TerreStar will retain its existing 33 ⅓% voting equity ownership of TerreStar Canada Holdings. Trio is majority-owned by certain managing partners of Trio Capital Inc., a Canadian investment firm, including Jacques Leduc. Mr. Leduc is also a member of the Company’s board of directors, serving as chairman of the audit committee and a member of the nominating committee.

TerreStar Canada Holdings owns 80% of the voting equity of TerreStar Canada, which in turn holds the Industry Canada approvals needed to launch and operate an S Band MSS satellite (“TerreStar-1”) for the purposes of providing mobile satellite services in Canada. TerreStar owns the remaining 20% of the voting equity of TerreStar Canada. The TerreStar-1 satellite is currently under construction and owned by TerreStar, but will be transferred to TerreStar Canada after launch. TerreStar will be granted a right to use capacity on the TerreStar-1 satellite once it is transferred to TerreStar Canada.

Additionally, upon approval by Industry Canada of the transfer of the 66 ⅔% voting equity stake in TerreStar Canada Holdings from BCE to Trio and the satisfaction of certain other conditions, TerreStar or its affiliates will enter into other arrangements with Trio or its affiliates to carry on the business of developing and deploying integrated mobile satellite and terrestrial services in Canada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

(Registrant)

Dated: January 16, 2009	By:	/s/ Douglas Brandon
	Name:	Douglas Brandon
	Title:	General Counsel & Secretary